Exhibit 5.1

Haddan & Zepfel LLP

500 Newport Center Drive, Suite 580

 Newport Beach, CA 92660

(949) 706-6000

September 5, 2012

Board of Directors

Fullcircle Registry, Inc.

161 Alpine Drive

 Shelbyville, KY 40065

Gentlemen:

We have acted as counsel to Fullcircle Registry, Inc., a Nevada corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 10,000,000 shares of the Company's common stock, par value $0.001 (the "Shares"), pursuant to the Fullcircle Registry, Inc. 2012 Non-Qualified Employee/Consultant Stock Compensation Plan (the “Plan”).

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the Plan and the proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, including Shares issued upon the exercise of options granted pursuant to the Plan, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.

Very truly yours,

/s/ Haddan & Zepfel LLP